LOAN AND SECURITY AGREEMENT
THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of September 18, 2020 (the “Effective Date”) among EAGLE MATERIALS INC., a Delaware corporation (“Lender”), SMART SAND, INC, a Delaware corporation (“Borrower”), EAGLE OIL AND GAS PROPPANTS HOLDINGS LLC, a Delaware limited liability company (“Holdings”), EAGLE OIL AND GAS PROPPANTS LLC, a Delaware limited liability company (“EOGP”), CRS PROPPANTS LLC, a Delaware limited liability company (“CRS”), and NORTHERN WHITE SAND LLC, a Delaware limited liability company (“NWS” and, together with Holdings, EOGP and CRS, the “Guarantors” and each individually, a “Guarantor”), provides the terms on which Lender shall lend to Borrower and Borrower shall repay Lender. The parties agree as follows:
1.INTERPRETATION
(a)Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 14. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.
(b)For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws), (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.
2.LOAN AND TERMS OF PAYMENT
2.1 Promise to Pay. Borrower hereby unconditionally promises to pay Lender the outstanding principal amount of the Loan and accrued and unpaid interest thereon as and when due in accordance with this Agreement.
2.2 Loan.
(a)Loan. Subject to the terms and conditions of this Agreement, and relying upon the representations and warranties herein set forth, Borrower may borrow from Lender, and Lender agrees to lend to Borrower, from time to time during the Availability Period loans in an aggregate principal amount not to exceed the Line Cap (collectively, the “Loan”) as requested by Borrower in a notice of borrowing (each a “Notice of Borrowing”) in the form attached hereto as Exhibit A. Subject to satisfaction of the terms and conditions of this Agreement, within two (2) Business Days of Lender’s receipt of any Notice of Borrowing, Lender shall execute and deliver a Joint Written Instruction (as defined in the Escrow Agreement) instructing the Escrow Agent to release the amount of the proposed borrowing from the Escrow Account to Borrower. Upon the release of the proposed borrowing from the Escrow Account to Borrower, such amount shall be deemed to be a Loan outstanding hereunder. Borrower shall not be permitted to deliver more than two (2) Notices of Borrowing in any period of thirty (30) days. Once repaid, Loans may not be reborrowed.
(b)Conditions to the Borrowing of all Loans. Lender’s obligation to make any Loan hereunder shall be subject to the following conditions precedent:
(i)the representations and warranties set forth in the Loan Documents shall be true and correct in all material respects (or in all respects if such representation or warranty is already qualified by a materiality qualifier), except to the extent that any such representation or warranty is expressly stated to relate to a specific earlier date, in which case, such representation and warranty shall be true and correct in all material respects as of such earlier date (or in all respects as of such earlier date if such representation or warranty is already qualified by a materiality qualifier);
(ii)Borrower shall not be in material breach of any covenant, agreement or obligation under the Purchase Agreement, including any indemnification obligations applicable to Borrower under the Purchase Agreement;
(iii)no Default or Event of Default shall have occurred and be continuing or would result after giving effect to the making of such Loan; and
(iv)receipt by Lender of a signed Notice of Borrowing in the form attached hereto as Exhibit A in accordance with Section 2.2(a).
(c)Termination; Repayment. The Loan shall mature on September 18, 2024 (the “Maturity Date”), when the outstanding principal amount of the Loan, the unpaid interest thereon, and all other Obligations relating to the Loan shall be immediately due and payable in full in accordance with Section 2.7(c).
2.3 Payment of Interest on the Loan.
(a)Interest Rate. Subject to Section 2.3(b), the principal amount outstanding under the Loan shall accrue interest at a fixed rate of (i) six percent (6.00%) per annum during the Availability Period and (ii) eight percent (8.00%) per annum thereafter (the “Applicable Interest Rate”). Interest shall be payable in accordance with Section 2.3(c).
(b)Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, all overdue Obligations shall bear interest at a rate per annum equal to two percent (2.00%) above the Applicable Interest Rate (the “Default Rate”). Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, Lender Expenses) but are not paid when due shall bear interest until paid at the Default Rate. Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Lender.
(c)Payment; Interest Computation. Interest is payable on the last Business Day of each calendar quarter, commencing with the calendar quarter ending December 31, 2020, computed based on a year of 365 or 366 days, as applicable, for the actual number of days elapsed. In computing interest, (i) all payments received after 4:00p.m. Central time on any day shall be deemed received at the opening of business on the next Business Day, and (ii) the date of the making of the Loan shall be included and the date of payment shall be excluded.
2.4. Mandatory Prepayments.
(a)Amortization. Borrower shall repay the aggregate outstanding principal amount of the Loan in quarterly installments on the last Business Day of each calendar quarter (commencing with the calendar quarter ending December 31, 2021) in an amount that is equal to (x) the outstanding principal amount of the Loan as of the last day of the Availability Period (after giving effect to any prepayments of the Loan occurring on such date) divided by (y) 12 until the entire outstanding principal amount of the Loan is paid in full.
(b)Permitted Transfers of Assets. Within five (5) days after receipt by any Guarantor of net cash proceeds from a Permitted Transfer of Collateral, the net cash proceeds received from any such Transfer, to the extent in excess of $50,000 in the aggregate for all such Transfers during the term of the Agreement, shall be applied to prepay the Loan in accordance with Section 2.7; provided that, notwithstanding the foregoing, upon delivery of written notice to Lender of such Guarantor’s intent to do so, such net cash proceeds may be reinvested by such Guarantor within one hundred eighty (180) days of receipt by such Guarantor thereof in additional fixed or capital assets so long as the applicable Guarantor shall grant a first priority perfected security interest (subject only to Permitted Liens that are permitted pursuant to the terms of this Agreement to have superior priority to Lender’s Lien under this Agreement) therein to Lender within thirty (30) days of the acquisition thereof. Any such net cash proceeds which are required to be applied to the Loan pursuant to the prior sentence and have not been so reinvested within such one hundred eighty (180) day period shall be immediately applied to prepay the Loan in accordance with Section 2.7.
(c)Other Dispositions of Assets. Within five (5) days of receipt by any Guarantor of net cash proceeds from any Transfer of Collateral that is not a Permitted Transfer, all of the net cash proceeds received by such Guarantor therefrom shall be applied to prepay the Loan in accordance with Section 2.7.
2.5 Optional Prepayments. Borrower may at any time upon five (5) days prior written notice to Lender prepay any or all of the amounts due hereunder, in such order specified by Borrower, without any prepayment penalty; provided that, any prepayment made on the date the Availability Period terminates may be made without prior written notice to Lender.
2.6 Lender Expenses. Borrower shall pay to Lender all Lender Expenses incurred after the Effective Date within 30 days of demand by Lender.
2.7 Payments; Application of Payments.
(a)All payments to be made by Borrower under any Loan Document shall be made in immediately available funds in Dollars (subject to clause (c) below), without setoff or counterclaim, before 4:00 p.m. Central time on the date when due. Payments of principal and/or interest received after 4:00 p.m. Central time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional interest shall continue to accrue until paid.
(b)Except as otherwise specifically set forth herein, payments made by any Loan Party hereunder shall be applied first to accrued and unpaid interest and second to the outstanding principal amount of the Loans (and, other than optional prepayments made pursuant to Section 2.5, shall reduce the amount of each payment required under Section 2.4(a) on a ratable basis); provided that, after an Event of Default has occurred and is continuing, Lender has the exclusive right to determine the order and manner in which all payments with respect to the Obligations may be applied. After an Event of Default has occurred and is continuing, Borrower shall have no right to specify the order which Lender shall allocate or apply any payments required to be made by Borrower to Lender or otherwise received by Lender under this Agreement.
(c)Any payment of the Obligations may be made, at Borrower’s option, in the form of (i) Dollars, (ii) Borrower Shares (valued at the Valuation Price) or (iii) a combination of clauses (i) and (ii); provided that, the aggregate amount of Obligations repaid with Borrower Shares shall not exceed, at any time, an amount equal to 50% of the aggregate principal amount of Loans repaid by Borrower hereunder as of such time.
2.8 Taxes.
(a)Payments received by Lender from Borrower under this Agreement will be made free and clear of and without deduction for any and all present or future Taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority (including any interest, additions to Tax or penalties applicable thereto). Specifically, however, if at any time any Governmental Authority, applicable law, regulation or international agreement requires Borrower to make any withholding or deduction from any such payment or other sum payable hereunder to Lender, Borrower hereby covenants and agrees that the amount due from Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, Lender receives a net sum equal to the sum which it would have received had no withholding or deduction been required, and Borrower shall pay the full amount withheld or deducted to the relevant Governmental Authority prior to the earlier of (i) delinquency or (ii) five (5) Business Days after Borrower’s receipt of written notice thereof.
(b)Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Lender timely reimburse it for the payment of, any other Taxes.
(c)Borrower shall indemnify Lender, within 10 days after demand therefor, for the full amount of any deduction or withholding for any and all present or future Taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority (including any interest, additions to Tax or penalties applicable thereto) with respect to a payment to Lender under this Agreement, any other Taxes and any reasonable expenses arising therefrom or with respect thereto, whether or not such deductions, withholdings or other Taxes were correctly or legally imposed or asserted by the relevant Governmental

Authority. A certificate as to the amount of such payment or liability delivered to Borrower by Lender shall be conclusive absent manifest error.
(d)As soon as practicable after any payment of withholding or deduction by Borrower to a Governmental Authority pursuant to this Section 2.8, Borrower shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.
(e)The agreements and obligations of Borrower contained in this Section 2.8 shall survive the termination of this Agreement.
2.9 Use of Proceeds. The Proceeds of the Loans may only be used by Borrower for the operating, maintenance, and administrative expenses of the Guarantors and for working capital to support the operations of the Guarantors. For the avoidance of doubt, the Proceeds of the Loans may not be used for payment of any obligations or expenses of, or attributable to, any Person other than the Guarantors.
3. [RESERVED]
4. CREATION OF SECURITY INTEREST
4.1 Grant of Security Interest. Each Guarantor hereby grants Lender, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Lender, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.
If this Agreement is terminated, Lender’s Lien in the Collateral shall continue until the Obligations (other than contingent indemnification obligations for which no claim has been made) are repaid in full in cash. Upon payment in full of the Obligations (other than contingent indemnification obligations for which no claim has been made) in accordance with Section 2.7(c), Lender shall, at the sole cost and expense of Borrower, release its Liens in the Collateral and all rights therein shall revert to such Guarantor.
4.2 Priority of Security Interest. Each Loan Party represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that are permitted pursuant to the terms of this Agreement to have superior priority to Lender’s Lien under this Agreement).
4.3 Collateral Covenants. Each Guarantor hereby agrees that any time and from time to time, upon the request of Lender, and at the sole expense of the Loan Parties, such Guarantor shall promptly and duly give, execute, deliver, indorse, file or record any and all financing statements, continuation statements, amendments, notices (including, without limitation, notifications to financial institutions and any other Person), contracts, agreements, assignments, certificates, stock powers or other instruments (including, without limitation, any intellectual property security agreements), obtain any and all approvals and consents of Governmental Authorities and take or cause to be taken any and all steps or acts that may be necessary or as Lender may reasonably request to create, perfect, establish the priority of, or to preserve the validity, perfection or priority of, the Liens and security interests granted by this Agreement or to enable Lender to enforce its rights, remedies, powers and privileges under this Agreement with respect to such Liens and security interests or to otherwise obtain or preserve the full benefits of this Agreement and the rights, powers and privileges herein granted.
4.4 Authorization to File Financing Statements. Each Guarantor hereby authorizes Lender to file financing statements, without notice to such Guarantor, with all appropriate jurisdictions to perfect or protect Lender’s interest or rights hereunder.
5. REPRESENTATIONS AND WARRANTIES
Each Loan Party represents and warrants on the Effective Date and on each date a Loan is advanced hereunder as follows:
5.1 Due Organization, Authorization; Power and Authority; Enforceability.
(a)Each Loan Party is duly existing and in good standing as a corporation or limited liability company, as applicable, in its jurisdiction of incorporation or formation, as applicable, and is qualified to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a Material Adverse Change. Each Guarantor represents and warrants to Lender that (i) such Guarantor’s exact legal name is that indicated on the signature page hereof (or as otherwise modified in accordance with the terms hereof); (ii) such Guarantor is an organization of the type and is organized in the jurisdiction set forth on Schedule 5.1 hereof (as may be modified in accordance with the terms hereof); (iii) Schedule 5.1 accurately sets forth such Guarantor’s organizational identification number (as may be modified in accordance with the terms hereof); and (iv) Schedule 5.1 accurately sets forth such Guarantor’s place of business, or, if more than one, its chief executive office as well as such Guarantor’s mailing address (if different than its chief executive office (as may be modified in accordance with the terms hereof)).
(b)Each Loan Party has all requisite corporate power and authority to execute, deliver and perform its obligations under the Loan Documents.
(c)The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of such Loan Party’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which any Loan Party or any of its property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect), or (v) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material agreement by which any Loan Party is bound.
(d)This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of each Loan Party, enforceable against such Loan Party in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally or by general principles of equity.
(e)No Event of Default (as defined in the ABL Facility) has occurred and is continuing under the ABL Facility.
5.2 Collateral. Each Guarantor has good title to, rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens.
5.3 Senior Indebtedness. Each Loan Party acknowledges and agrees that the Obligations constitute senior indebtedness of such Loan Party and are not subordinated in right of payment to any other Indebtedness.
6. AFFIRMATIVE COVENANTS
Each Loan Party covenants and agrees as follows:
6.1 Government Compliance.
(a)Each Loan Party shall maintain its legal existence and good standing in its jurisdiction of formation. Except to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Change, each Loan Party shall comply with all laws, ordinances and regulations to which it is subject. Each Loan Party will maintain in effect and use commercially reasonable efforts to enforce policies and procedures designed to promote and achieve compliance by such Loan Party and its directors, officers, and employees with applicable Anti-Corruption Laws, applicable Anti-Money Laundering Laws and applicable Sanctions.
(b)[Reserved].
6.2 Financial Statements, Reports, Other Information. Borrower shall provide Lender with the following:
(a)as soon as available, but no later than sixty (60) days after the last day of each of Borrower’s first three fiscal quarters of each fiscal year (commencing with the fiscal quarter ending September 30, 2020), the consolidated balance sheet and related statements of income, stockholders’ equity and cash flows of Borrower and its Subsidiaries as of the close of such fiscal quarter certified by a Responsible Officer as fairly presenting in all material respects the financial condition and results of operations of Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently (except as otherwise disclosed therein) applied, subject to normal year-end audit adjustments and the absence of required footnote disclosures; provided, that the filing of a Form 10-Q by Parent with the SEC that includes the financial statements required hereby shall be deemed to satisfy the requirements of this clause (a);
(b)as soon as available, and in any event within one hundred twenty (120) days following the end of Borrower’s fiscal year (commencing with the fiscal year ending December 31, 2020), the consolidated balance sheet and related consolidated statements of income, stockholders’ equity and cash flows showing the financial condition of Borrower and its Subsidiaries as of the close of such fiscal year and the consolidated results of its operations during such year, audited by Grant Thornton LLP or other independent public accountants of national standing stating that such consolidated financial statements fairly present in all material respects the financial condition and results of operations of Borrower and its Subsidiaries on a consolidated basis as of the dates and for the periods specified in accordance with GAAP consistently (except as otherwise disclosed therein) applied; provided that, the filing of a Form 10-K by any Loan Party with the SEC that includes the financial statements and auditors report required hereby shall be deemed to satisfy the requirements of this clause (b);
(c)promptly report of any legal actions pending or threatened in writing against any Loan Party that could result in damages that would reasonably be expected to result in a Material Adverse Change;
(d)promptly after any Responsible Officer of Borrower or any Guarantor obtains knowledge thereof, Borrower will furnish to Lender written notice of the following: (i) the occurrence of any Default or Event of Default and (ii) the occurrence or existence of any event, condition or circumstance that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Change; provided that each notice delivered under this clause (d) shall be accompanied by a written statement of a Responsible Officer of Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto; and
(e)promptly, from time to time, such other information regarding the operations, business affairs or financial condition of the Loan Parties or compliance with the terms of any Loan Documents as reasonably requested by Lender.
(f)Guarantors shall furnish to Lender five (5) days prior written notice (or such shorter period as may be satisfactory to Lender in its sole discretion) of any change (a) in the corporate name of any Guarantor, (b) in the jurisdiction of organization or formation of any Guarantor, (c) in the identity or corporate structure of any Guarantor or (d) in the Federal Taxpayer Identification Number of any Guarantor.
6.3 Taxes. Each Loan Party shall pay and discharge promptly when due all Taxes, assessments and governmental charges or levies imposed on such Loan Party before the same shall become delinquent or in default; provided that such payment and discharge shall not be required with respect to any such Tax, assessment, charge or levy so long as (1)(A) the validity or amount thereof shall be contested in good faith by appropriate proceedings, (B) the applicable Loan Party shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (C) such contest operates to suspend collection of the contested obligation, tax, assessment or charge and enforcement of a Lien or (2) the failure to make any such payment or discharge would not reasonably be expected to result in a Material Adverse Change.
6.4 Access to Collateral; Books and Records. At reasonable times, on five (5) Business Days’ prior written notice (provided no notice is required if an Event of Default has occurred and is continuing), Lender, or its agents, shall have the right to visit and inspect the Collateral and the right to make extracts from and copies of the financial records of each Loan Party. The foregoing inspections and audits shall be conducted no more often than once every twelve (12)

months unless an Event of Default has occurred and is continuing in which case such inspections and audits shall occur as often as Lender shall determine is necessary.
6.5 Insurance. Each Guarantor shall keep its business and the Collateral insured for risks and in amounts customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses in similar locations, in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons.
6.6 Further Assurances. Each Guarantor shall execute any further instruments and take further action as Lender reasonably requests to perfect or continue Lender’s Lien in the Collateral or to effect the purposes of this Agreement.
7. NEGATIVE COVENANTS
Each Loan Party agrees that, without Lender’s prior written consent:
7.1 Dispositions; Equity Issuances.
(a)No Guarantor shall convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”) all or any part of the Collateral, except for (i) any Transfer not prohibited by the ABL Facility to a Person who is not an Affiliate of any Loan Party so long as the net cash proceeds of such Transfer are applied (to the extent required) in accordance with Section 2.4 or (ii) Transfers solely between or among Guarantors (collectively, “Permitted Transfers”).
(b)No Guarantor shall relocate any piece of equipment constituting Collateral with a value in excess of $100,000 from any property owned by such Guarantor unless such Guarantor shall have notified Lender of the relocation thereof and shall, if requested by Lender, have obtained landlord waivers or access agreements with respect to any location (other than a location owned by Borrower or any of its Subsidiaries) to which such equipment has been relocated.
7.2 Changes in Business, Management, Control, or Business Locations. No Guarantor shall liquidate or dissolve except as permitted by the ABL Facility.
7.3 Mergers or Acquisitions. No Guarantor shall merge or consolidate with any other Person or acquire all or substantially all of the capital stock or property of another Person; except as permitted by the ABL Facility and so long as the Person surviving such merger or consolidation executes such documents as Lender may reasonably request to maintain a Lien in favor of Lender on any property or assets of such Person constituting Collateral.
7.4 Indebtedness. No Guarantor shall create, incur, assume, or be liable for any Indebtedness other than Permitted Indebtedness.
7.5 Encumbrance. No Guarantor shall (a) create, incur, allow, or suffer to exist any Lien on any of its property except for Permitted Liens, (b) permit any Collateral not to be subject to the first priority security interest granted to Lender herein (other than Permitted Liens which are prior as a matter of law or contractual agreement) or (c) enter into any agreement, document, instrument or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Guarantor to create, incur or permit to exist any Lien upon any of the Collateral in favor of Lender other than (i) restrictions and conditions imposed by law or regulation of any Governmental Authority or by this Agreement, (ii) customary restrictions and conditions contained in agreements relating to the sale of a Guarantor pending such sale, provided such restrictions and conditions apply only to the Guarantor that is to be sold and such sale is permitted hereunder, or (iii) customary restrictions and conditions contained in any agreement relating to any disposition of Collateral permitted under this Agreement pending the consummation of such disposition..
7.6 Distributions; Investments; Prepayments of Indebtedness.
(a)No Guarantor shall pay any dividend or make any distribution or payment to the holders of its equity interests, nor shall any Guarantor redeem, retire, or repurchase any of its equity interests or make returns on capital accounts, in each case other than as permitted by the ABL Facility.
(b)No Guarantor shall directly or indirectly make any Investment (including, without limitation, by the formation of any Subsidiary after the date hereof), except as permitted by the ABL Facility.
(c)No Guarantor shall prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Indebtedness which has been contractually subordinated to the Obligations (it being understood that payments of regularly scheduled interest (including capitalization of interest) or other payments permitted by the applicable subordination agreement shall not be prohibited by this clause), except for: (i) the refinancing thereof with the net cash proceeds of any Indebtedness (to the extent such Indebtedness constitutes Permitted Indebtedness) and (ii) the conversion thereof to equity interests of Borrower.
7.7 Transactions with Affiliates. Except for transactions between or among Loan Parties, no Guarantor shall directly or indirectly enter, into or permit to exist any transaction (including, without limitation, any Transfer of property, the rendering of any service or the payment of any salary, bonus, management, advisory or similar fees) with any Affiliate of such Guarantor, including Borrower and any Affiliate of Borrower, except for (i) transactions at prices and on terms and conditions, taken as a whole, that are not materially less favorable to such Guarantor than could be obtained in an arm’s length transaction with a non-affiliated Person or (ii) other transactions permitted by the ABL Facility.
8.EVENTS OF DEFAULT
Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:
8.1 Payment Default. Borrower fails to (a) make any payment of principal on the Loan (including, without limitation, any such payment due pursuant to Section 2.4) after such principal is due and payable, or (b) pay any interest on the Loan or any other Obligations within five (5) Business Days after the same is due and payable.
8.2 Covenant Default. Any Loan Party (a) fails or neglects to perform any obligation in Section 7 of this Agreement or (b) fails or neglects to perform, keep, or observe any other term,

provision, condition, covenant or agreement contained in this Agreement or any other Loan Documents and such default continues unremedied for a period of thirty (30) days after written notice thereof from Lender to Borrower.
8.3 [Reserved].
8.4 Judgments; Collateral.
(a)one or more judgments shall be rendered against a Loan Party or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of a Loan Party to enforce any such judgment and such judgment either (i) is for the payment of money in an aggregate amount of $20,000,000 or more (to the extent that such payment is not covered by either (A) insurance from an unaffiliated insurance company with an A.M. Best financial strength rating of at least A- at the time of the judgment, it being understood that even if such amounts are covered by insurance from such an insurance company, such amounts shall count against such basket if responsibility for such amounts has been denied by such insurance company or such insurance company has not been promptly notified of such amounts or (B) another creditworthy (as reasonably determined by Agent) indemnitor) or (ii) is for injunctive relief and could reasonably be expected to result in a Material Adverse Effect; or
(b)any security interest purported to be created by this Agreement shall cease to be or shall be asserted by any Guarantor not to be, a valid, enforceable, perfected, first priority (except as otherwise expressly provided or permitted in this Agreement) security interest in Collateral covered thereby (other than with respect to any Collateral, in the aggregate, with a fair market value not in excess of $100,000), except (i) as a result of the release of a Loan Party or the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) any such loss of perfection or priority that results from the failure of Lender to file Uniform Commercial Code continuation statements and any other filings required to maintain such perfection or priority.
8.5 Insolvency.
(a) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of a Loan Party, or of a substantial part of the property or assets of the a Loan Party, under the Bankruptcy Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for a Loan Party or for a substantial part of the property or assets of Borrower or (iii) the winding-up or liquidation of a Loan Party; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or
(b) a Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking relief under the Bankruptcy Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (a) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for a Loan Party or for a substantial part of the property or assets of a Loan Party, (iv) file an answer admitting the material allegations of a petition filed against it in any proceeding described in paragraph (a) above, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any corporate (or similar) action for the purpose of effecting any of the foregoing.
8.6 Other Agreements. There is, under any agreement to which any Loan Party is a party with a third party or parties (other than the ABL Facility), any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness thereunder in an amount individually or in the aggregate in excess of $20,000,000.
8.7 ABL Facility. Any Event of Default (as defined in the ABL Facility) shall have occurred under the ABL Facility which has not been remedied, cured or waived by the ABL Facility Agent, and the result of which is to cause any Indebtedness thereunder to become due prior to its stated maturity.
8.8 Misrepresentations. Any Loan Party makes any representation, warranty, or other statement now or later in this Agreement or any other Loan Document or in any writing delivered to Lender in connection with any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made (other than any representation and warranty made in Section 5.1 as a result of information provided to the Loan Parties by the Lender).
8.9 Guaranty. Any material provision of any Loan Document or any guarantee of any Guarantor for any reason shall cease to be in full force and effect (other than in accordance with its terms), or a Loan Party shall deny in writing that it has any further liability hereunder (other than as a result of the discharge of such Loan Party in accordance with the terms of the Loan Documents or the termination of this Agreement in accordance with its terms).
8.10Change in Control. A Change in Control occurs.
9. LENDER’S RIGHTS AND REMEDIES
9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Lender may, without notice or demand, do any or all of the following:
(a)upon notice to Borrower, declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations shall be automatically and immediately due and payable without any action by Lender);
(b)make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. The Loan Parties shall assemble the Collateral if Lender requests and make it available at a place and time to be designated by Lender that is reasonably convenient to both parties. Lender may occupy any premises owned or, to the extent lawful and permitted, leased by any of the Loan Parties where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under applicable law, without obligation to pay rent or otherwise to such

Loan Party or any other Person in respect of such occupation; provided that Lender shall provide the applicable Loan Party with notice thereof prior to or promptly after such occupancy;
(c)exercise all rights and remedies available to Lender under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof);
(d)take any actions pursuant to Section 9.8; and
(e)subject to the mandatory requirements of applicable law and the notice requirements described below, sell or otherwise dispose of all or any part of the Collateral securing the Obligations at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as Lender shall deem appropriate. Lender shall be authorized at any such sale of securities (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale Lender shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any sale of Collateral shall hold the property sold absolutely, free from any claim or right on the part of any Loan Party, and each Loan Party hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and appraisal which such Loan Party now has or may at any time in the future have under any applicable law now existing or hereafter enacted.
Lender shall give the applicable Loan Party(ies) ten (10) calendar days’ written notice (which each Loan Party agrees is commercially reasonable notice within the meaning of Section 9‑611 of the Code or its equivalent in other jurisdictions) of Lender’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as Lender may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Agent may (in its sole and absolute discretion) determine. Lender shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. Lender may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by Lender until the sale price is paid by the purchaser or purchasers thereof, but Lender shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by applicable law, private) sale made pursuant to this Agreement, Lender may bid for or purchase, free (to the extent permitted by applicable law) from any right of redemption, stay, valuation or appraisal on the part of any Loan Party (all said rights being also hereby waived and released to the extent permitted by applicable law), the

Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to Lender from any Loan Party as a credit against the purchase price, and Lender may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor. Lender may sell any Collateral in accordance with the provisions of this Agreement and the other Loan Documents and applicable law without giving any warranties as to such Collateral. Lender may specifically disclaim or modify any warranties of title or the like. Lender shall have no obligation to marshal any of the Collateral. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof, Lender shall be free to carry out such sale pursuant to such agreement and no Loan Party shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after Lender shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, Lender may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the Code or its equivalent in other jurisdictions.
9.2 Power of Attorney. Each Loan Party hereby irrevocably appoints Lender as its lawful attorney-in-fact, after the occurrence and during the continuance of an Event of Default upon prior written notice to Borrower (unless an Event of Default under Section 8.5 has occurred and is continuing, in which case no such notice shall be required), to: (i) make, settle, and adjust all claims in respect of the Collateral under any Guarantor’s insurance policies; (ii) pay, contest or settle any Lien, charge, encumbrance, security interest, or other claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (iii) transfer the Collateral into the name of Lender or a third party as the Code permits. Each Guarantor hereby appoints Lender as its lawful attorney-in-fact to sign such Guarantor’s name on any documents necessary to perfect or continue the perfection of Lender’s security interest in the Collateral after an Event of Default has occurred and is continuing until all Obligations (other than contingent indemnification obligations for which no claim has been made) have been satisfied in full and the Loan Documents have been terminated. Lender’s foregoing appointment as each Loan Party’s attorney in fact, and all of Lender’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than contingent indemnification obligations for which no claim has been made) have been fully repaid and performed and the Loan Documents have been terminated.
9.3 Protective Payments. After an Event of Default shall have occurred and be continuing, if any Guarantor fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which such Guarantor is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Lender may obtain such insurance or make such payment, and all amounts so paid by Lender are Lender Expenses and immediately due and payable, bearing interest at the Default Rate, and secured by the Collateral. Lender shall provide Borrower with notice of Lender obtaining such insurance at the time it is obtained. No payments by Lender are deemed an agreement to make similar payments in the future or Lender’s waiver of any Event of Default.
9.4 Application of Payments and Proceeds. After an Event of Default shall have occurred and be continuing, Lender shall have the right to apply any of any Loan Party’s funds in its possession to the Obligations in any order. If Lender, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Lender shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Lender of cash therefor.
9.5 Lender’s Liability for Collateral. So long as Lender treats the Collateral in the possession or under the control of Lender in substantially the same manner to that which it accords its own property, Lender shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. The Loan Parties bears all risk of loss, damage or destruction of the Collateral.
9.6 No Waiver; Remedies Cumulative. Lender’s failure, at any time or times, to require strict performance by the Loan Parties of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Lender thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Lender’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Lender has all rights and remedies provided under the Code, by law, or in equity. Lender’s exercise of one right or remedy is not an election and shall not preclude Lender from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Lender’s waiver of any Event of Default is not a continuing waiver. Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.
9.7 Waivers. Except for any notices expressly required by Lender under the Loan Documents, each Loan Party waives, to the extent permitted by applicable law, (i) demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, notice of intent to accelerate, notice of acceleration, notice of nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Lender on which such Loan Party is liable; (ii) notice before taking possession or control of any Collateral; (iii) any bond or security that might be required by a court before allowing Lender to exercise any rights or remedies under this Agreement or the other Loan Documents; (iv) any claim against Lender on any theory of liability, for special, indirect, consequential, exemplary, or punitive damages (as opposed to direct or actual damages) in any way relating to Obligations, this Agreement or the other Loan Documents, or transactions relating hereto or thereto or any act to collect on the Obligations, enforce any Loan Document or realize upon any Collateral,; (v) notice of acceptance hereof; (vi) all rights to interpose any claims, deductions, setoffs, or counterclaims of any nature (other than compulsory counterclaims) in any action or proceeding with respect to this Agreement, the other Loan Documents, the Obligations, the Collateral, or any matter arising therefrom or relating hereto or thereto; and (vii) any claim under any law or equitable principle requiring Lender to marshal any assets in favor of any Loan Party or against any Obligations or otherwise attempt to realize upon any Collateral, or any appraisement, evaluation, stay, extension, homestead, redemption, or exemption laws now or hereafter in force to prevent or hinder the enforcement of this Agreement. Each Loan Party acknowledges that the foregoing waivers are a material inducement Lender’s entering into this Agreement and that Lender is relying upon the foregoing in their dealings with such Loan Party.
10. NOTICES
All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Lender or any Loan Party may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.
If to any Loan Party: c/o Smart Sand, Inc.
1000 Floral Vale Boulevard, Suite 225
Yardley, Pennsylvania 19067
Attn: James D. Young
Email: jdyoung@smartsand.com

If to Lender: Eagle Materials Inc.
5960 Berkshire Lane, Suite 900
Dallas, Texas 75225
Attn: General Counsel
Email: jgraass@eaglematerials.com;

11. CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE
Except as otherwise expressly provided in any of the Loan Documents, Texas law governs the Loan Documents without regard to principles of conflicts of law. Each Loan Party submits to the exclusive jurisdiction of any U.S. federal or Texas State court sitting in Dallas, Texas; provided, however, that nothing in this Agreement shall be deemed to operate to preclude

Lender from bringing suit or taking other legal action in any other jurisdiction. Each Loan Party expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each Loan Party hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Each Loan Party hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to such Loan Party at the address set forth in, or subsequently provided by such Loan Party in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of such Loan Party’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.
TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH LOAN PARTY AND LENDER EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR EACH PARTY TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.
This Section 11 shall survive the termination of this Agreement.
12. GENERAL PROVISIONS
12.1Termination Prior to Maturity Date; Survival. All covenants, representations and warranties made in this Agreement shall continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than contingent indemnification obligations for which no claim has been made) have been satisfied. So long as Borrower has satisfied the Obligations in full in accordance with Section 2.7(c) (other than contingent indemnification obligations for which no claim has been made, and any other obligations which, by their terms, are to survive the termination of this Agreement), this Agreement may be terminated prior to the Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Lender. Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination.
12.2Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. No Loan Party may assign this Agreement or any rights or obligations under it without Lender’s prior written consent (which may be granted or withheld in Lender’s sole discretion). After the occurrence of an Event of Default, Lender has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Lender’s obligations, rights, and benefits under this Agreement and the other Loan Documents.
12.3Indemnification. Each Loan Party agrees to indemnify, defend and hold Lender and its directors, officers, employees, agents, attorneys, advisors or any Affiliate of Lender (each, an “Indemnified Person”) harmless against: (i) all obligations, demands, claims, and liabilities

(collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (ii) all losses or expenses (including Lender Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Lender and any Loan Party (including reasonable attorneys’ fees and expenses actually incurred); provided that such indemnity shall not, as to any Indemnified Person, be available to the extent that such Claims are (A) determined by a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnified Person, (B) in respect of any settlement entered into by any Indemnified Person without the prior written consent of Borrower (which consent will not be unreasonably withheld, delayed or conditioned), (C) in respect of (1) a material breach of the Loan Documents by such Indemnified Person or one of its Affiliates or (2) any dispute solely among Indemnified Persons and other than any claims arising out of any act or omission of any Loan Party or any of its Subsidiaries or (3) attributable to Taxes (other than any Taxes that represent losses, claims, damages, liabilities or related expenses arising from any non-Tax claim), which shall be governed solely by Section 2.8.
12.4Time of Essence. Time is of the essence for the performance of all obligations in this Agreement.
12.5Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.
12.6Correction of Loan Documents. Lender may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties.
12.7Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.
12.8Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic method of transmission (including .pdf format) shall be effective as delivery of a manually executed original counterpart of this Agreement.
12.9[Reserved].
12.10Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.
12.11Right of Setoff. If an Event of Default shall have occurred and be continuing, Lender shall be entitled to setoff as security for all Obligations to Lender, whether now existing or hereafter arising upon and against all accounts payable and other liabilities of Lender to any Loan Party, together with all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Lender or any entity under the control of Lender (including a subsidiary of Lender) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Lender may setoff the same or any part thereof and apply the same to any liability or Obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF ANY LOAN PARTY, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.
12.12Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.
12.13Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.
12.14Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.
12.15Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any Persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any Person not an express party to this Agreement; or (c) give any Person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.
12.16Waiver of Redemption, Notice and Marshaling of Assets. To the fullest extent permitted by law, each Loan Party hereby irrevocably and unconditionally waives and releases (a) all benefit that might accrue to such Loan Party by virtue of any present or future statute of limitations or law or judicial decision exempting the Collateral from attachment, levy or sale on execution or providing for any appraisement, valuation, stay of execution, exemption from civil process, redemption or extension of time for payment, (b) all notices of any Event of Default or of Lender’s election to exercise or the actual exercise of any right, remedy or recourse provided for under the Loan Documents (other than any notices required to be given by Lender under the Loan Documents), and (c) any right to a marshaling of assets or a sale in inverse order of alienation.
12.17Discontinuance of Proceedings. If Lender shall have proceeded to invoke any right, remedy or recourse permitted under the Loan Documents and shall thereafter elect to discontinue or abandon it for any reason, Lender shall have the unqualified right to do so and, in such an event, Lender shall be restored to its former position with respect to the Obligations, the Loan Documents, the Collateral and otherwise, and the rights, remedies, recourses and powers of Lender shall continue as if the right, remedy or recourse had never been invoked, but no such discontinuance or abandonment shall waive any Event of Default which may then exist or the right of Lender thereafter to exercise any right, remedy or recourse under the Loan Documents for such Event of Default. Each Loan Party hereby expressly waives any and all rights and benefits such Loan Party may have to claim or assert that the Obligations have been reinstated in accordance with their terms following the withdrawal of any proceedings by Lender, and acknowledges and agrees that reinstatement shall occur only upon written agreement of Lender.
12.18Waiver of Stay, Moratorium and Similar Rights. Each Loan Party agrees, to the full extent that it may lawfully do so, that it will not at any time insist upon or plead or in any way take advantage of any appraisement, valuation, stay, marshaling of assets, extension, redemption or moratorium law now or hereafter in force and effect so as to prevent or hinder the enforcement of the provisions of this Agreement or the Indebtedness secured hereby, or any agreement between such Loan Party and Lender or any rights or remedies of Lender, or any one or more of them.
12.19Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to the Loans, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by Lender in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate. Anything in this Agreement or any other Loan Document to the contrary notwithstanding, Borrower shall not be required to pay interest at a rate in excess of the Maximum Rate, and if the effective rate of interest which would otherwise be payable under this Agreement and the other Loan Documents would exceed the Maximum Rate, or if Lender shall receive monies that are deemed to constitute interest which would increase the effective rate of interest payable by Borrower under this Agreement or Loan Document to a rate in excess of the Maximum Rate, then (a) the amount of interest which would otherwise be payable by Borrower under this Agreement or any Loan Document shall be reduced to the amount allowed under applicable law, and (b) any interest paid by Borrower in excess of the Maximum Rate shall be credited on the principal of the Loan (or, if the principal amount of the Loan shall have been paid in full, refunded to Borrower). It is further agreed that, without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received by Lender under this Agreement or any Loan Document, are made for the purpose of determining whether such rate exceeds the Maximum Rate, and shall be made by amortizing, prorating and spreading in equal parts during the period of the full stated term of the Loan all interest at any time contracted for, charged or received by Lender in connection therewith.
13. GUARANTEE
13.1Guarantee.
(a)Subject to the provisions of Section 13.1(b), each Guarantor hereby unconditionally and irrevocably, jointly and severally, guarantees to Lender and its successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Loan Parties when due and payable (whether at the stated maturity, by acceleration or otherwise) of the Obligations. The guarantee of each Guarantor in this Section 13 is a guarantee of payment and not a guarantee of collection.
(b)Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal or state laws, statutes or regulations relating to the insolvency of debtors or fraudulent transfers.
(c)Each Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 13 or affecting the rights and remedies of Lender hereunder.
(d)The guarantee of each Guarantor contained in this Section 13 shall remain in full force and effect until all Obligations are repaid in full in cash and this Agreement is terminated.
(e)No payment made by Borrower or any other Person or received or collected by Lender from Borrower or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Obligations or any payment received or collected from such Guarantor in respect of the Obligations), remain liable for the Obligations up to the maximum liability of such Guarantor hereunder until all Obligations are repaid in full in cash and this Agreement is terminated.
13.2No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by Lender, no Guarantor shall be entitled to be subrogated to any of the rights of Lender against Borrower or any collateral security or guarantee or right of offset held by Lender for the payment of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from Borrower or in respect of payments made by any Guarantor hereunder, until all Obligations are repaid in full in cash and this Agreement is terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time prior to all Obligations being repaid in full in cash and this Agreement being terminated, such amount shall be held by such Guarantor in trust for Lender segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to Lender in the exact form received by such Guarantor (duly indorsed by such Guarantor to Lender, if required), to be applied against the Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents.
13.3Amendments, etc. with respect to the Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against such Guarantor and without notice to or further assent by such Guarantor, any demand for payment of any of the Obligations made by Lender may be rescinded by Lender and any of the Obligations continued, and the Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by Lender and this Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as Lender and Borrower may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by Lender for the payment of the Obligations may be sold, exchanged, waived, surrendered or released.
13.4Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by Lender upon the guarantee contained in this Section 13 or acceptance of the guarantee contained in this Section 13; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 13; and all dealings between the Loan Parties, on the one hand, and Lender on the other hand, like-wise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 13. To the fullest extent permitted by applicable law, each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon Borrower with respect to the Obligations, other than any notices specifically required by Lender hereunder. Each Guarantor understands and agrees that the guarantee contained in this Section 13 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of this Agreement or any other Loan Document, any of the Obligations owing by Borrower or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by Borrower or any other Person against Lender or (c) any other circumstance whatsoever (with or without notice to or knowledge of Borrower) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Loan Parties for the Obligations, or of such Guarantor under the guarantee contained in this Section 13, in bankruptcy or in any other instance (other than a defense of payment or performance). When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against Borrower or any other

Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from Borrower or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of Borrower or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of Lender against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.
13.5Reinstatement. The guarantee contained in this Section 13 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.
13.6Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to Lender without set-off or counterclaim in Dollars at Lender’s office.
14. DEFINITIONS
14.1Definitions. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative. Each agreement defined in this Section 14 shall include all appendices, exhibits and schedules thereto. References in this Agreement to such agreement shall be to such agreement as so amended, restated, supplemented or modified, unless (i) any consent is required hereunder for an amendment, restatement, supplement or other modification to any such agreement and such consent is not obtained or (ii) it is otherwise specified that such reference refers to such agreement as in effect as of a particular date. As used in this Agreement, (i) capitalized terms defined in the Code shall have the meanings set forth therein unless otherwise defined herein and (ii) the following capitalized terms have the following meanings:
“20-Day VWAP” means the 20-day volume weighted average trading price of Borrower’s common stock on the Nasdaq Stock Market, which shall be calculated by dividing the total value of Borrower’s common stock traded during the applicable 20-day trading day period preceding the date of determination by the total volume of Borrower’s common stock traded during such 20-day period preceding the date of determination.
“ABL Facility” means that certain ABL Credit Agreement by and among Borrower, the Subsidiaries of Borrower from time to time party thereto, the lenders from time to time party thereto and the ABL Facility Agent, as such facility may be amended, restated, supplemented or otherwise modified in accordance with its terms.
“ABL Facility Agent” means Jefferies Finance LLC.
“ABL Facility Collateral” means, collectively, (a) all assets of Borrower and (b) all assets of each Guarantor other than the Collateral.
“Account” means any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to any Guarantor.
“Affiliate” means, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members and, if such Person is a natural person, members of such Person’s immediate or extended family.
“Agreement” is defined in the preamble hereof.
“Anti-Corruption Laws” means any and all laws, rules and regulations of any jurisdiction applicable to Borrower and its Subsidiaries concerning or relating to bribery or corruption.
“Anti-Money Laundering Laws” means any and all laws, rules or regulations of any jurisdiction applicable to Borrower and its Subsidiaries concerning or relating to money laundering or terrorism financing, including (a) 18 U.S.C. §§ 1956 and 1957; and (b) the Bank Secrecy Act, 31 U.S.C. §§ 5311 et seq., as amended by the PATRIOT Act, and its implementing regulations.
“Applicable Interest Rate” is defined in Section 2.2(a).
“Availability Period” means the period commencing on the later to occur of (x) the Effective Date and (y) the date that is five (5) Business Days after the Grantors shall have executed, and Lender (or its designees) shall have received, original signature pages to each of the Mortgages required to be executed on the Effective Date, and ending on September 18, 2021.
“Books” means all of a Person’s books and records regarding the Collateral and all computer programs or storage or any Equipment containing such information.
“Borrower” is defined in the preamble hereof.
“Borrower Shares” means shares of common stock, par value $0.001 per share, of Borrower.
“Business Day” means any day that is not a Saturday or a Sunday.
“Change in Control” means (i) Borrower shall cease to own and control, of record and beneficially, directly or indirectly, all of each class of outstanding equity interests of any Guarantor or (ii) the consummation of any transaction (including, without limitation, any merger or consolidation), in one or a series of related transactions, the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Securities and Exchange Act of 1934),

other than the Permitted Holders becomes the beneficial owner, directly or indirectly, of more than 50% of the voting stock of Borrower, measured by voting power rather than number of shares, units or the like.
“Claims” is defined in Section 12.3.
“Code” means the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of Texas; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Chapters of the Code, the definition of such term contained in Chapter 9 of the Code shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Lender’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of Texas, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.
“Collateral” means any and all properties, rights and assets of each Guarantor described on Schedule 14A and any other property or assets of Guarantors upon which a Lien is granted in favor of Lender in accordance with Section 2.4(b) of this Agreement.
“Default” means any event, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition would result in an Event of Default.
“Default Rate” is defined in Section 2.3(b).
“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.
“Effective Date” is defined in the preamble hereof.
“Equipment” means all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.
“Escrow Account” means the account established by Borrower and Lender with the Escrow Agent pursuant to the terms of the Escrow Agreement.
“Escrow Agent” means JPMorgan Chase Bank, N.A.
“Escrow Agreement” means that certain escrow agreement, dated as of the Effective Date, by and among Borrower, Lender and the Escrow Agent.
“Event of Default” is defined in Section 8.
“GAAP” means United States generally accepted accounting principles in effect from time to time.
“Governmental Approval” means any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.
“Guarantor” is defined in the preamble hereof.
“Indebtedness” means all “Indebtedness” as such term is defined in the ABL Facility.
“Indemnified Person” is defined in Section 12.3.
“Insolvency Proceeding” means any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.
“Investment” means any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.
“Lender” is defined in the preamble hereof.
“Lender Expenses” means (a) all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees and expenses actually incurred) for amending, waiving or otherwise modifying the Loan Documents and (b) all actual and documented costs and expenses (including attorneys’ fees and expenses actually incurred) in connection with defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings).
“Lien” means a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.
“Line Cap” means an amount equal to (x) five million dollars ($5,000,000.00) minus (y) the aggregate amount of net cash proceeds from sales of Collateral received by the Loan Parties in excess of $50,000 which have not been applied to repay outstanding Loans pursuant to Section 2.4 and have not been reinvested in additional assets constituting Collateral.
“Loan” is defined in Section 2.2(a).
“Loan Documents” or “Loan Document” means, individually or collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, any mortgages, any note or notes executed by Borrower, and any other present or future agreement related to the Obligations or this Agreement by any Loan Party with or for the benefit of Lender, all as amended, restated, or otherwise modified.
“Loan Party” means, collectively, Borrower and the Guarantors.
“Material Adverse Change” means (a) a material impairment of the rights and remedies (taken as a whole) of Lender under the Loan Documents; (b) a material adverse change in the business, assets, financial condition or results of operations of Borrower and the Guarantors, taken as a whole; or (c) a material impairment of the ability of the Loan Parties (taken as a whole) to perform their payment obligations under the Loan Documents (taken as a whole).
“Maturity Date” shall have the meaning set forth in Section 2.2(b).
“Mortgages” means, collectively, the mortgages, deeds of trust and any other similar documents executed and delivered by the Grantors in connection with this Agreement, as such documents may be amended, restated or otherwise modified from time to time
“Obligations” means all of the Loan Parties’ obligations to pay when due any debts, principal, interest, fees, Lender Expenses and other amounts any Loan Party owes Lender under this Agreement and the other Loan Documents, including, without limitation, interest accruing after Insolvency Proceedings begin and to perform the Loan Parties’ duties under the Loan Documents.
“OFAC” means the U.S. Department of Treasury’s Office of Foreign Assets Control.
“Order” is defined in Section 8.7.
“Permitted Holders” shall mean, collectively (a) Clearlake Capital Partners II (Master), L.P., a Delaware limited partnership, and Clearlake Capital Group, a Delaware limited partnership (“Sponsor”), and/or any other Person which, directly or indirectly, is in Control of, is Controlled by, or is under common Control with Sponsor and (b) Charles Young and/or one or more of his family estate planning vehicles or any other Person which, directly or indirectly, is Controlled by him (the “Charles Young Holders”); provided that, from and after the date that is 90 days after Charles Young becomes deceased or incapacitated, the Charles Young Holders shall no longer be Permitted Holders. For purposes of this definition “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the term “Controlled” shall have a meaning correlative thereto.
“Permitted Indebtedness” means Indebtedness permitted under the ABL Facility (including the Loan Parties’ Indebtedness to Lender under this Agreement and the other Loan Documents).
“Permitted Liens” means (a) any Lien permitted by the ABL Facility (including Liens in favor of Lender arising under this Agreement or the other Loan Documents) and (b) any Liens on the Mortgaged Properties (as defined in the Mortgages) existing on the Effective Date immediately prior to giving effect to the transactions contemplated by the Purchase Agreement.
“Permitted Transfer” is defined in Section 7.1.
“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.
“Plants” means the real property set forth on Schedule 4.11(a) to the Purchase Agreement.
“Purchase Agreement” means that certain Equity Purchase and Sale Agreement, dated as of the date hereof, between Borrower and Lender.
“Responsible Officer” means any of the Chief Executive Officer, President, Chief Financial Officer and Controller or Treasurer of Borrower or any Guarantor, as applicable.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, (b) the United Nations Security Council,

the European Union or Her Majesty’s Treasury of the United Kingdom or (c) any other relevant sanctions authority.
“SEC” means the U.S. Securities and Exchange Commission.
“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Holdings.
“Taxes” means any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by any Governmental Authority whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing.
“Transfer” is defined in Section 7.1.
“Valuation Price” means, as of any date of determination, the 20 Day VWAP as of such date of determination.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal as of the Effective Date.
BORROWER:
SMART SAND, INC.,
a Delaware corporation
By: /s/ Lee E. Beckelman
Name: Lee E. Beckelman
Title: Chief Financial Officer

GUARANTORS:
EAGLE OIL AND GAS PROPPANTS HOLDINGS LLC,
a Delaware limited liability company

By: Smart Sand, Inc., its manager
By: /s/ Lee E. Beckelman
Name: Lee E. Beckelman
Title: Chief Financial Officer

EAGLE OIL AND GAS PROPPANTS LLC,
a Delaware limited liability company
By: Eagle Oil and Gas Proppants Holdings LLC, its manager
By: Smart Sand, Inc., its manager
By: /s/ Lee. Beckelman
Name: Lee E. Beckelman
Title: Chief Financial Officer

CRS PROPPANTS LLC,
a Delaware limited liability company

By: Eagle Oil and Gas Proppants LLC, its manager

By: Eagle Oil and Gas Proppants Holdings LLC, its manager
By: Smart Sand, Inc., its manager
By: /s/ Lee E. Beckelman
Name: Lee E. Beckelman
Title: Chief Financial Officer
NORTHERN WHITE SAND LLC,
a Delaware limited liability company

By: Eagle Oil and Gas Proppants LLC, its manager

By: Eagle Oil and Gas Proppants Holdings LLC, its manager
By: Smart Sand, Inc., its manager
By: /s/ Lee E. Beckelman
Name: Lee E. Beckelman
Title: Chief Financial Officer

LENDER:

EAGLE MATERIALS INC.
By: /s/ Craig Kesler
Name: Craig Kesler
Title: Executive Vice President – Finance and Administration and Chief Financial Officer

SCHEDULE 5.1 – GUARANTOR INFORMATION

Entity Name	Jurisdiction of Formation	Organizational ID
Eagle Oil and Gas Proppants Holdings LLC	Delaware	5617818
Eagle Oil and Gas Proppants LLC	Delaware	5617819
CRS Proppants LLC	Delaware	4799054
Northern White Sand LLC	Delaware	5047467

SCHEDULE 14A - COLLATERAL DESCRIPTION
The Collateral consists of:
(a) all Equipment owned by each Guarantor described on Annex A hereto;
(b) all Mortgaged Property (as defined in the Mortgages); and
(c) all Books relating to the foregoing, and any and all claims, rights and interests in any of the foregoing and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, Proceeds (including insurance proceeds) of any or all of the foregoing.

ANNEX A - EQUIPMENT
[See attached.]

Exhibit A
Notice of Borrowing
Eagle Materials Inc.
5960 Berkshire Lane, Suite 900
Dallas, Texas 75225
[_________ __], 20[__]
Re: Notice of Borrowing of Smart Sand, Inc. (the “Borrower”)
Reference is made to the Loan and Security Agreement, dated as of September 18, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), among Borrower, the Guarantors party thereto, and Eagle Materials Inc. (the “Lender”). Capitalized terms used herein but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Loan Agreement.
The Borrower hereby gives you notice pursuant to Section 22(a) of the Loan Agreement that it requests a Loan under the Loan Agreement (the “Proposed Advance”) and, in connection therewith, sets forth the following information:
A. The date of the Proposed Advance is [_______ __], 202[__] (the “Funding Date”); and
B. The aggregate principal amount of Proposed Advance is $[______].
The undersigned hereby certifies that the following statements are true on the date hereof both before and after giving effect to the Proposed Advance on the Funding Date:
(i)  the representations and warranties set forth in the Loan Agreement are true and correct in all material respects (or in all respects if such representation or warranty is already qualified by a materiality qualifier), except to the extent that any such representation or warranty is expressly stated to relate to a specific earlier date, in which case, such representation and warranty shall be true and correct in all material respects as of such earlier date (or in all respects as of such earlier date if such representation or warranty is already qualified by a materiality qualifier);
(ii) Borrower is not in material breach of any covenant, agreement or obligation under the Purchase Agreement, including any indemnification obligations applicable to Borrower under the Purchase Agreement; and
(iii) no Default or Event of Default has occurred and is continuing or would result after giving effect to the Proposed Advance.

IN WITNESS WHEREOF, the undersigned has executed this Notice of Borrowing as of the date first written above.

Sincerely,
SMART SAND, INC.
By: ____________________________
Name:
Title: